Bio-Bridge Science, Inc. Executed Letter of Intent to Acquire 51% of Lanzhou Roya Biotechnology Co., Ltd.

OAK BROOK, Ill. -- Bio-Bridge Science, Inc. (OTCBB:BGES), a biotechnology company engaged in the commercial development of vaccines for the prevention and treatment of human infectious diseases, announced today that it has executed a non-binding letter of intent to acquire 51% of Lanzhou Roya Biotechnology Co. Ltd., based in the People's Republic of China. Lanzhou Roya is a bovine serum manufacturer in China. The serum market size in China is estimated to be RMB 500 million per annum. Bovine serum is used in production of many vaccines as well as for laboratory scientific research.

The letter of intent gives Bio-Bridge an exclusive right to complete the acquisition of control of Lanzhou Roya. The completion of the acquisition is subject to execution of a definitive acquisition agreement (including determination of sale price), as well as full legal and financial due diligence.

Dr. Liang Qiao, Chairman and CEO of Bio-Bridge Science said, "We believe that completion of this acquisition will enable us to both begin earning revenue and build a distribution network in China. Acquiring Lanzhou Roya will also complement our product lines. We expect to acquire more valuable and profitable vaccine related companies in China to increase our product offerings while our in-house vaccine development is under way.”

This press release contains forward-looking statements. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks defined in this document and in statements filed from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof. Please refer to the Company's SEC filings for additional information.

Contact:

Bio-Bridge Science, Inc.
Chris Young, 630-928-0869
cyoung@bio-bridge-science.com
www.bio-bridge-science.com